3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard 608-278-6141

Spectrum Brands Holdings Announces Closing of the Sale of its

Global Battery and Lighting Business to Energizer Holdings, Inc.

Middleton, WI, January 2, 2019 – Spectrum Brands Holdings, Inc. (NYSE: SPB) today announced the closing of the sale of its Global Battery and Lighting Business to Energizer Holdings, Inc. (NYSE: ENR) for $2 billion in cash, subject to working capital and other typical closing adjustments.

“We extend our thanks to both the Spectrum Brands and Energizer teams for working nearly a year to bring this global transaction to a successful completion,” said David M. Maura, Executive Chairman and Chief Executive Officer of Spectrum Brands Holdings.  “We can now embark on our debt reduction initiatives to materially improve our capital structure in fiscal 2019 as we focus on our four continuing businesses with increased investments in innovation and brand support.”

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 1000 Index, is a global consumer products company offering a broad portfolio of leading brands and focused on driving innovation and providing exceptional customer service. The Company is a leading supplier of residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®, Remington®, George Foreman®, Russell Hobbs®, Black+Decker®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS® and Eukanuba® (Europe only), Digest-eeze™, Healthy-Hide®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®.  Based in Middleton, Wisconsin, Spectrum Brands generated fiscal 2018 pro forma net sales of approximately $3.79 billion for the four continuing businesses in fiscal 2019 – Hardware & Home Improvement, Appliances, Global Pet Supplies, and Home & Garden.  Fiscal 2018 reported net sales from continuing operations were approximately $3.15 billion. For more information, visit www.spectrumbrands.com.

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